UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Golden Oval Eggs
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Golden Oval Eggs, LLC

1800 Park Avenue East

P.O. Box 615

Renville, MN  56284

GOLDEN OVAL EGGS, LLC

March 13, 2006

Dear Member:

        You are cordially invited to attend the Annual Meeting of Members of Golden Oval Eggs, LLC, which will be held at Jackpot Junction Hotel, Morton, Minnesota on March 29, 2006, at 1:00 p.m., Central Standard Time.  Registration will begin at 11:30, with lunch served at 12:00 p.m.  Please RSVP for lunch by calling Sandie Wohlman at 888.744.8182  ext. 301 if you are planning to attend.

        Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

        Your vote is important. Even if you do not plan to attend the meeting, it is important that your units be represented and voted at the meeting. Therefore, if you do not plan to attend the meeting, I encourage you to sign, date, and promptly return the enclosed mail ballot in the enclosed postage-paid envelope.  Instructions for voting by the mail ballot are included in the enclosed proxy statement and on the mail ballot itself.  If you intend to vote by mail with the enclosed mail ballot, the mail ballot must be received by the Company by Tuesday, March 28, 2006 to be included in the voting.  Although we encourage you to vote by mail, if you plan to attend the Annual Meeting, you may vote in person.

        On behalf of the Board of Managers, I would like to express our appreciation for your continued support of the Company.

Sincerely,

/s/ Dana Persson

Dana Persson
President /Chief Executive Officer

GOLDEN OVAL EGGS, LLC

NOTICE OF ANNUAL MEETING OF MEMBERS

March 29, 2006

Date:       March 29, 2006

Time:      1:00 p.m. Central Standard Time (registration will begin at 11:30 a.m., lunch at 12:00 p.m.)

Place:      Jackpot Junction Hotel, Morton, Minnesota

The purposes of the Annual Meeting are:

1.             To elect two managers to serve on the Company’s Board of Managers for terms expiring at the Annual Meeting of the Company’s Members to be held in 2009 or until such manager’s successor is elected and shall qualify.

2.             Act upon such other matters that may properly be brought before the meeting.

Only Golden Oval Eggs, LLC, members of record at the close of business on February 28, 2006, will be entitled to notice of and to vote at the meeting. Please vote by one of these methods:

•      Complete, sign, date and return the enclosed mail ballot in the enclosed postage-paid envelope to be received by March 28, 2006; or

•      Cast your vote in person at the Annual Meeting.

By Order of the Board of Managers,

/s/ Mark Chan

Secretary

Renville, Minnesota

March 13, 2006

The enclosed mail ballot is solicited on behalf of the Board of Managers of Golden Oval Eggs, LLC

GOLDEN OVAL EGGS, LLC

PROXY STATEMENT FOR ANNUAL MEETING OF MEMBERS

To Be Held March 29, 2006

        Your vote is very important. The Board of Managers of Golden Oval Eggs, LLC, (the “Company”) is soliciting mail ballots to be voted at the March 29, 2006 Annual Meeting. The Company is a Delaware limited liability company. The principal executive offices of the Company are located at 1800 Park Avenue East, Renville, Minnesota 56284 and its telephone number is (320) 329-8182.

           This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. This Proxy Statement and the mail ballot were mailed to members beginning on or about March 13, 2006.  The Annual Report to Members for the fiscal year ended August 31, 2005 was mailed to members on or about February 3, 2006.

        The mail ballot solicitation is being made on behalf of the Board of Managers of the Company, and the Company is responsible for the costs associated with such solicitation.  In addition to solicitation by mail, officers, managers and employees of the Company may solicit mail ballots by telephone, electronic communication or in person.

Who May Vote

        Only members of record at the close of business on February 28, 2006, will be entitled to notice of and to vote at the Annual Meeting of Members. On February 28, 2006, there were 4,688,677 of the Company’s limited liability company units issued and outstanding.

How You Can Vote

        You may vote by one of the following two methods:

•      Complete, sign and date the enclosed mail ballot and return it in the enclosed postage-paid envelope provided to be received by March 28, 2006, or

•      Cast your vote in person at the Annual Meeting.

How You Can Revoke or Change Your Vote

        You may revoke your mail ballot and change your vote before the final vote at the Annual Meeting by:

•      Sending written notice of revocation to the Company’s Secretary; or

•      Submitting a properly signed mail ballot with a later date; or

•      By revoking your mail ballot in person at the Annual Meeting and voting in person at the Annual Meeting.

General Information on Voting

        You are entitled to cast one vote for each of the Company’s limited liability company units you own as of the close of business on February 28, 2006.

        All members are cordially invited to attend the Annual Meeting in person.  Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed mail ballot as promptly as possible in order to ensure your representation at the meeting.  A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose.  Even if you have given your mail ballot, you may still vote in person if you attend the Annual Meeting.  Please note, however, that if your units are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the units.  Additionally, in order to vote at the meeting, you must obtain from the record holder a mail ballot issued in your name.

        In order to be considered properly voted, mail ballots must be received by the Company by March 28, 2006, prior to the Annual Meeting.

Quorum and Vote Requirements

        A quorum, consisting of a 20% of the units entitled to vote at the Annual Meeting, must be present in person or by mail ballot before action may be taken at the Annual Meeting.  Votes cast by mail ballot or in person at the Annual Meeting of Members will determine whether or not a quorum is present.  Each of the Company’s limited liability company units is entitled to one vote.

     Pursuant to the Company’s Amended and Restated Limited Liability Company Agreement, the Board of Managers has adopted rules and procedures for the election of the various members of the Board of Managers at the Annual Meeting.  As indicated above, each member is entitled to cast one vote for each of the Company’s units held by that member on each matter submitted to a vote of the members of the Company.  A member may cast votes equal to the number of units held by such member for up to two candidates for election to the Board of Managers.  For example, a member holding 5,000 units could cast 5,000 votes for Candidate A, and 5,000 votes for Candidate B.

The two board seats currently available for election at this Annual Meeting are currently held by Mr. Tauer and Mr. Petersburg.  Through the efforts of the Company’s Nominating Committee, the Board of Managers have identified five candidates to stand for election to the two seats, including the two incumbents.  (Information is included elsewhere in this document regarding those candidates, their qualifications and their reasons for seeking election to the Company’s Board of Managers).   The two candidates receiving the most votes will be assigned 3-year terms, expiring at the Company’s Annual Meeting to be held in 2009.  You may vote “FOR,” “AGAINST,” or “ABSTAIN” on any proposal other than the election of managers.

        All units that have been properly voted, whether by mail ballot or in person, and not revoked will be voted at the Annual Meeting as designated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table furnishes information, as of, February 28, 2006, regarding beneficial ownership of the Company’s Class A units by (i) each person known by us to beneficially own more than 5% of the Company’s issued and outstanding units, (ii) each of the Company’s managers, each nominee for election at this Annual Meeting and each executive officer named in the Summary Compensation Table on page 17 (the “Named Executive Officers”) and (iii) all of the Company’s current managers and executive officers as a group.

The address of each natural person listed below is c/o Golden Oval Eggs, LLC, 1800 Park Avenue East, Renville, MN 56824. Except as otherwise noted, each person listed below has sole investment discretion and voting power with respect to the units listed.

	Beneficial Ownership of Class A Units
Name	Number	Percentage

Coop Country Farmers Elevator	556,993	11.9%

Dana Persson (1)	116,365	2.5

Brad Petersburg (2)(3)	77,296	1.6

Randy Tauer (2)(3)	27,788	0.6

Marvin Breitkreutz (2)(4)	25,168	0.5

Mark Chan (2)(5)	15,728	0.3

Doug Leifermann (1)	11,855	0.3

Chris Edgington (2)	11,832	0.3

Mike Branstad (3)(6)	11,288	0.2

Patricia Buschette (3)	10,296	0.2

Rodney Hebrink (2)	7,432	0.2

Howard Dahlager (3)(7)	3,432	0.1

Terry Heying (1)(8)	3,067	0.1

Paul Wilson (2)	2,288	0.0

Marie Staley (1)(9)	2,000	0.0

All managers and current executive officers as a group (9 persons)	295,752	6.3

(1)	Named Executive Officer
(2)	Manager
(3)	Nominee for Manager

(4)	Includes Class A units held by Mr. Breitkreutz’s wife. Also includes 18,304 Class A units held jointly by Mr. Breitkreutz and his spouse.
(5)	Includes 15,758 Class A units held by MC&S Inc., a corporation owned by Mr. Chan and his family.
(6)	Includes 11,288 Class A units held by Branstad Farms Inc., a corporation owned by Mr. Branstad and his family.
(7)	Includes 3,432 Class A units held by Dahlager Farms, a partnership owned by Mr. Dahlager and his family.
(8)	Mr. Heying retired from Golden Oval effective October 31, 2005.
(9)	Ms. Staley retired from Golden Oval effective October 31, 2005.

INFORMATION REGARDING THE BOARD OF MANAGERS

The Company is managed by a Board of Managers, all of whom are elected on an at-large basis. Under the Amended Limited Liability Company Agreement, the number of managers is to be set by the Board of Managers, but may not be less than five.  The Board has set the number of managers at seven.

The names, addresses, ages and terms of the current managers of the Company are as follows:

Name and Address	Age	Position	Term Expires
Chris Edgington 4440 Dogwood Avenue St. Ansgar, Iowa 50472	44	Manager, Chairman	2008

Marvin Breitkreutz 74268 250th Street Renville, Minnesota 56284	62	Vice Chairman	2008

Mark Chan P.O. Box 178 Renville, Minnesota 56284	46	Manager, Secretary/Treasurer	2008

Paul Wilson 4557 290th Ave. Clarkfield, MN 56223	51	Manager	2007

Rodney Hebrink 9811 Endicott Ave. NW Maple Lake, MN 55358	49	Manager	2007

Brad Petersburg 563 390th Street Hanlontown, Iowa 50444	49	Manager	2006

Randy Tauer 22257 Skyview Avenue Morgan, Minnesota 56266	43	Manager	2006

Chris Edgington.    Mr. Edgington previously served as a director of the cooperative from February 2000 through the date of the conversion.  He is now serving as a Manager and is Chairman of the Board. Previously he served as the Company’s Vice Chairman. He currently serves on the board for Ag Ventures Alliance and is a member of the Iowa Pork Producers, serving on the producer leadership committee. Chris has been farming since 1984, and is the owner and manager of a farrow to finish hog operation with his brother, raising corn, soybeans, millet and alfalfa.  Chris resides in St. Ansgar, Iowa.

Marvin Breitkreutz.    Is Vice Chairman of Golden Oval Eggs board and has been with the company since it’s formation in 1994.  He also serves as Chairman of the Red River Valley Farmers Insurance Pool.  Marvin has served on the board for the Southern Minnesota Sugar Beet Cooperative, as well as being a past township supervisor and previous chairman of the Renville County Farm Bureau.  Marvin lives and farms near Renville, Minnesota where he raises sugar beets, corn and soybeans.

Mark Chan.    Mr. Chan previously served as a director of the cooperative from February 2000 through the date of the Cooperative’s conversion and now serves as a Manager.  He previously served as Vice Chairman and is currently serving as Secretary/Treasurer.  As Mr. Chan was a past director of Co-Op Country Farmers Elevator and ValAdCo.  Mark is an owner and manager of a family farm operation near Renville, Minnesota that raises corn, soybeans and green peas.

Paul Wilson.   Paul was elected to the Golden Oval Board as a Manager in 2005.  He is Vice-President/Loan Officer of the F & M Bank in Clarkfield, Minnesota.  A fifth generation farmer, he raises grain and turkeys on his family farm.  He serves on the boards of the Economic Development Association, the Upper Minnesota Valley Business Development, and is a member of the development board of the Clarkfield Charter School.  He is President of the Clarkfield Lions Club and the Clarkfield Lutheran Church.  Paul resides in Clarkfield, Minnesota.

Rodney Hebrink.  Rod was elected to the Golden Oval Eggs in 2005 as a Manager.  He has been the Senior Vice President of AgStar Financial Services, ACA, since 1995.  He previously served AgStar as Vice President and Chief Financial Officer.  Mr. Hebrink held the position of Assistant Vice President in the Agribusiness division of Norwest Bank and also of St. Paul Bank for Cooperatives.  He has broad managerial skills in leadership and executing business plans.  Rod lives in Maple Lake, Minnesota.

 Brad Petersburg.    Mr. Petersburg previously served as a director of the cooperative from February 2000 through the date of the Cooperative’s conversion and now serves as a Manager.  Brad  has served various roles in developing  farmer-owned, value-added business ventures including: founder and board member of Ag Ventures Alliance, founder and board member of Agra Resources Cooperative (EXOL), and founder, board member and project coordinator of Midwest Grain Processors Cooperative. He also helped create and serves on the board of the Iowa Renewable Fuels Association and BIOWA Development Association. Brad and two partners formed Rural Development Associates, which provides business development to agribusiness clients.   He has owned and managed his farm since 1979, raising corn and soybeans.   Brad lives near Hanlontown, Iowa.

 Randy Tauer.    Mr. Tauer previously served as a director of the cooperative from March 2003 through the date of the conversion. He now serves as a Manager.  He is currently serving as a board member of the Prairie Farmers Coop and is a member of the Corn and Soybean Producers and Pork Producers. He has been farming since 1980. He owns and manages a farrow to finish hog operation near Morgan, Minnesota and raises corn, soybeans, sweet corn and peas.

PROPOSAL 1:

ELECTION OF MANAGERS

        The terms of two managers, Brad Petersburg and Randy Tauer, are expiring at this Annual Meeting.  Therefore, two candidates will be elected at the Annual Meeting to serve as members of the Company’s Board of Managers for a three-year terms, with their terms expiring at Company’s Annual Meeting to be held in 2009 or until their successor is elected and qualified.  The two candidates receiving the most votes at the Annual Meeting will be elected.  The Nominating Committee has nominated, and the Board of Managers has ratified the nomination of, the five persons named below as candidates for election to the Board of Managers of the Company.  Each person has consented to be nominated and the Company has no reason to believe any nominee will not be able to serve as a manager if elected.

        The name and age of each of the nominees for election to the Company’s Board of Managers, his principal occupation and other information is set forth below, based upon information furnished to the Company by the nominee.

2006 Board of Manager Candidates

MIKE BRANSTAD                             Age 48

106 Central Drive

Forest City, IA 50436

641.585.5854 telephone

641.590.0224 fax

Board Experience

•      1992-present Branstad Farms, Inc. currently serving as president.

•      2001-present Ag Ventures Alliance, currently serving as Vice-President

•      2002-present Ag Visions, LLC, currently serving as President

•      2003-present JSB Farms, LLC, currently serving as President

•      2003-present Brazil Ag Enterprises, LLC, currently serving as Treasurer

•      2004-present SoyEx Cooperative, currently serving as Vice-President

•      2002-present Winnebago Mutual Insurance Association

•      2004-present Winnebago Insurance Holding Company Member

Business Experience

•      Owned and operated a farming business for over 25 years.

•      Have also done custom trucking, custom farming, farm management for absentee landowners and seed sales.

•      Was Project Coordinator for Brazil Ag Enterprises, LLC and help develop the Business Plan, Operating Agreement, Disclosure Documents and the Private Placement Offering.

•      Helped develop AgVisions, LLC, where a small group of farmers pool resources, purchase machinery and lease back to the members.

Education

•      Graduated from Thompson High School in 1976

•      Graduated from Iowa State University in the winter of 1980 with a Bachelor of Science in Farm Operations with emphases on economics and agronomy.

Why do you desire to serve on the Board of Managers and why would you be an effective member of the Board?  I desire to serve on the board to help grow the company by expansion and/or by further processing.  I would also like to help the company be the lowest cost producer in the commodity egg business.  Living and working in the Thompson, Winnebago County area, I feel I can help with local issues.  I would be effective because I have been involved with different types of business structures, operating my own business and would curtail some of the other businesses to focus on Golden Oval Eggs.

Family

Married to Hannele, with two children:  Emily, 10, and Tapani, 7.

PATRICIA BUSCHETTE                         Age 63

82498 210th Street

Renville, MN 56284

Board Experience

•      1978 to 1981- Southwest State University Foundation Board

•      1970’s-Renville County Farmers Union, Chairman of local organization

•      1970’s-Countryside Council, Marshall, Minnesota

•      1980’s-New Ulm Diocesan Council of Catholic Women

Business Experience

•      2001 to 2004- National Association of Wheat Growers.  Director of Congressional Affairs

•      1992 to 2003- Buschette Farms, Renville Minnesota-Chief Financial Officer

•      1999 to 2000- US House of Representatives; Legislative Assistant to Congressman David Minge.

•      1996 to 1999- Garvey & Boggio; Probate Paralegal

•      1989 to 1995- LeVAnder, Gillen & Miller; Paralegal

•      1981 to 1983- Southern Minnesota Sugar Beet Cooperative; Public Relations Coordinator and Editorialist.

•      1975 to 1980- Free Lance Write

Education

•      2001 USDA Graduate School

•      1997-1999  Bethel University, Masters Program, Organizational Leadership

•      1990-1996  University of Minnesota, Baccalaureate degree in self-designed program.  Graduated with honors

•      1989-1990  Inver Hills Community College, Associate degree as Paralegal

Why do you desire to serve on the Board of Managers and why would you be an effective member of the Board?  The concept of value added agriculture is deeply ingrained in our family’s farming operation, and in my political philosophy.  As a Congressional staffer in the offices of Congressman David Minge, Second Congressional District, Minnesota, I came to appreciate on a broader scale than my own experience, the value of farmers working together to produce a product beyond that delivered to an elevator.  In connection with my work in the Congressional Office I worked closely with the Undersecretary of Rural Development of the USDA, advising her of the current status of value added production in Minnesota.

My agricultural experience in Washington was amplified as I continued to work on agricultural issues as a Director of Government Relations with the National Association of Wheat Growers.  It became apparent that it was the producer who was innovative and recognized market signals who succeeded.  I came to recognize this as one of the greatest opportunities of agriculture.

My board experience is varied and broader than agriculture.  While I was actively involved in production agriculture, women were often not considered board material.  However, I worked with my husband as he served on many cooperative boards.  I served as a sounding board for him, particularly as we became intensely involved in value added efforts.  My board experience is broad, relating to a variety issues.

The contributions that I am prepared to make as a member of the Board of Managers are unique.  In addition to my experience in production agriculture, I have a good knowledge of legal concepts through my work as a paralegal.  My experience in Washington gave me a good understanding of the politics of agriculture.

Family

Married to Francis Buschette.  Have three grown children.

HOWARD DAHLAGER                 Age 57

85380 180th Street

Sacred Heart, MN 56285

Board Experience

•      1985 to 1992-Minnesota Crop Improvement Board, Chairman and Secretary

•      1988 to 2004-Minnesota Corn Processors, Chairman and Vice-Chairman

•      Present-Sacred Heart Lions Club, Officer

•      Present-Church Board, Deacon and Treasurer

Business Experience

•      1975 to present- joined in partnership raising and certified seed

•      1979 to present- built and operate a seed conditioning plant

•      1981 to present-formed a corporation called JSF, Inc.  Condition and distribute Stine seed throughout southern Minnesota.

Education

•      Graduate of Sacred Heart High School

•      Graduate of Moorhead State University

•      Attended Mankato State University attaining additional 30 credits

Why do you desire to serve on the Board of Managers and why would you be an effective member of the Board?  I was an original member of Golden Oval Eggs and strongly believe in the concept of farmers getting together to compete in the business world.  Golden Oval needs members on the Board of Managers who are able to listen, process, and then make tough decisions when needed.  Members of the Board also need to be able to share their views and speak up at board meetings, which I feel I have the ability to do. With my business background, previous board experience and knowledge of LLC’s, I feel I have much to offer Golden Oval. Having two capable partners at JSF Inc. gives me the ability to take the time that would be needed to serve Golden Oval.  I would appreciate your support to become a member of the Golden Oval Board of managers.

Family

Married to Linda.  Has 4 grown children.  Resides in Sacred Heart, Minnesota.

BRAD PETERSBURG        Age 49

563  390th St

Hanlontown, IA 50444

641-588-3116 telephone

641-420-5851 cell

Board Experience

•      Golden Oval Eggs, a farmer-owned egg production/processing company with 700 members.  Positions include Chairman, Vice Chairman, Director and Advisory Member over a 6-year period.

•      Midwest Grain Processors, a farmer-owned ethanol plant with 1300 members.  Positions include Chairman and Director over a 4-year period.

•      Agra Resources Co-op (EXOL), a farmer-owned ethanol plant with 500 members.  Positions include Chairman, Secretary, and Director over a 5-year period.

•      Ag Ventures Alliance, a value-added business development organization with 1200 members.  Positions include Vice Chair and Director over a 5-year period.

•      Rural Development Associates, a business consulting firm.  Positions include Secretary-Treasurer over a 3-year period.

•      Rural Development Partners, a Community Development Entity certified by the U.S. Treasury Dept.  Positions include Managing Director over a 3-year period.

•      Iowa Renewable Fuels Association, a state trade organization for renewable fuels.  Positions include Legislative Chair and Director over a 3-year period.

•      BIOWA Development Association, a trade organization for biobased businesses in Iowa.  Positions include Vice Chairman over a 3-year period.

•      Good View, a company investing in farmland in northern Brazil.  Served as director for 1 year.

•      Various boards or committees of Farm Bureau, Corn Growers, Soybean Growers and our church.

Business Experience

•      Business development.  Of the above organizations, I was actively involved in forming MGP, EXOL, AgVA, RDA, RDP, and BIOWA.  This included developing a business plan, evaluating alternative business structures, creating and filing organizational documents, developing the initial membership and securing financing.  I also assisted the county Farm Bureaus in this region organize and form a non-profit entity for their “Ag in the Classroom” program.  I currently provide business development services on a consulting basis along with two partners in Rural Development Associates.

•      Fund raising.  I have been integrally involved in stock offerings for GOE, MGP, and EXOL raising roughly $50M from farmers.  I organized and led several of these offerings.  All of these have yielded a good return on investment for farmers.  I have also successfully written federal and state grants for the above organizations totaling about $900k.  I and two partners formed Rural Development Partners which then sought and obtained a $45M allocation under the federal New Markets Tax Credit program.  RDP used these tax credits to attract capital  for three agribusinesses including one in Minnesota.

•      Project Management.  I led MGP as Project Coordinator from inception through startup of its $60M ethanol plant.  Currently working to develop a $140M ethanol plant in southwest Iowa.

•      Farming.  I have worked on the family farm since childhood and helped expand the operation after college.  Due to my value-added business development activities, my farming operation is slightly smaller than in the past, about 800 acres of corn and soybeans in north-central Iowa.

Education:

•      1979: Graduated with Honors from Iowa State University with a B.A. in Farm Operations.

•      Various conferences and board training events.

Why do you desire to serve on the Board of Managers and why would you be an effective member of the Board?

•      I desire to serve on the board in order to help determine the strategic direction of the company including vertical integration (further processing and marketing) as well as horizontal growth (new construction, mergers or acquisitions).  Each proposed step in the company’s growth needs to be assessed in terms of the risk involved and the long-term benefit to shareholders.  In a more general sense, I want to protect and enhance my investment and that of other shareholders.

•      I would be an effective board member because of my experience, communication skills and leadership skills.  As with any successful organization, the board and management have to work together as a team.  Yet within the board room, I am not reluctant to argue an alternative course of action that I believe to be in the best interest of shareholders.  My experience on boards of other for-profit businesses, my experience in business development, and my experience as a farmer are all of value when serving on the GOE board.

Family

Married for 26 years.  Two daughters, both in college.

RANDY TAUER                   Age 43

22257 Skyview Avenue

Morgan, MN

507.249.3597 telephone

507.430.2969 cell

Board Experience

•      2003 to present     Golden Oval Eggs.  Served on Nominating Committee and Audit Committee

•      2003 to present Prairie Farmers Cooperative, Dawson, Minnesota, currently serving as treasurer

Business Experience

•      I have farmed for over  24 years, and am currently president of our family farm corporation.  We raise corn, soybeans, peas and sweet corn.

•      I manage a farrow to finish swine operation

•      Have a contract hauling business for Del Monte Corporation.

•      Secretary for the Knights of Columbus since 1996.

•      Charter member and now honorary member of the Morgan JCs.

•      Past officer of the Morgan Sportsman’s Club, and am an usher and Eucharistic Minister in my parish.

Education

•      Morgan Public High School

•      Willmar Vocational Technical College, degree in agricultural production.

•      Attended many grain and livestock marketing seminars, and numerous board training sessions

Why do you desire to serve on the Board of Managers and why would you be an effective member of the Board?  In the past  three years as a GOE board member, I have not missed one board meeting or conference call.  I have gained extensive knowledge of and experience in the business dealings of GOE.  I feel that my business dealings within the ag industry and/or corporate world have given me the insight into how to deal with the issues GOE faces.  I embrace the challenge of growing GOE along with maintaining profitability.  I am committed to spend the time needed to get the job done right.

Family

Married to Jeanie with two daughters, Ashley 18 and Alissa 12.

CORPORATE GOVERNANCE

Manager Attendance at Meetings

The Board of Managers met 14 times during fiscal year 2005. Each person who served as a manager in fiscal year 2005 attended at least 75% of the meetings of the Board of Managers and any committee on which he served.

The Company does not have a formal policy on attendance at meetings of the Company’s members. However, the Company encourages all Board members to attend member meetings. The 2005 Annual Meeting of Members was attended by each of the managers serving at that time.

Committee Member Independence

Although none of the Company’s securities are listed on any stock exchange or system of dealer quotation, each of the charters of the committees of the Board of Mangers requires a determination of independence to be made with reference to the rules of The Nasdaq Stock Market or the New York Stock Exchange. The Board of Managers has determined that the standards of The Nasdaq Stock Market relating to director independence are appropriate and the Board applied these standards in determining, as set forth below, which managers serving on the committees of the Board of Managers are “independent.”  As part of that process, the Nominating Committee and the Board reviewed all transactions and relationships between each manager (or any member of his or her immediate family) and the Company, the Company’s executive officers and the Company’s auditors, and other matters bearing on the independence of managers.  In connection with their review, the Nominating Committee and the Board of Managers determined that all of the Company’s managers are “independent” as that term is defined by the Marketplace Rules of The Nasdaq Stock Market.

Committees of the Board of Managers of the Company

        The Board of Managers of the Company has appointed a Compensation Committee, an Audit Committee, a Nominating Committee and a Strategic Alternatives Committee.

        The Compensation Committee makes recommendations to the Board of Managers of the Company regarding stock and compensation plans, approve transactions of certain officers and grant stock options.  Messrs. Breitkreutz, Hebrink and Petersburg serve as the members of the Compensation Committee.  The Compensation Committee met twelve times in fiscal year 2005.

        The Audit Committee makes recommendations to the Board of Managers of the LLC regarding the selection of independent auditors, reviews the scope of audit and other services by the independent auditors, reviews the accounting principles and auditing practices and procedures to be used for the LLC’s financial statements and reviews the results of those audits.  The Audit Committee does not operate under a written charter.  Messrs. Wilson, Chan and Tauer serve as members of the Audit Committee and each is independent under Rule 10A-3 of the Securities Exchange Act of 1934.  None of the current members of the Audit Committee qualify as an “audit committee financial expert” within the meaning of Securities and Exchange Commission regulations.  No member of the Audit Committee qualifies as an “audit committee financial expert.”  However, the Board of Managers believes that the members of the Audit Committee collectively have such knowledge and expertise to perform their duties as members of the Audit committee.  The Audit Committee met two times in fiscal year 2005.

        The Nominating Committee recommends nominees to the Board of Managers of the Company. Messrs. Chan, Tauer and Wilson serve as the members of the nomination committee.  There is no written charter that the Nominating Committee operates under.  The Nominating Committee met 2 times in fiscal year 2005.

        The Strategic Alternatives Committee will review potential strategic alternatives for the Company to pursue with regard to significant business transactions such as potential outside equity investments, and make recommendations to the Board of Managers of the Company regarding these strategic alternatives.  Messrs. Breitkreutz, Hebrink, and Petersburg serve as the members of the Strategic Alternatives Committee.

Process for Identifying and Evaluating Nominees.

The process for identifying and evaluating nominees to the Board of Managers is performed by the Nominating Committee. Generally, the Nominating Committee considers current Board members since they meet the criteria listed above and possess an in depth knowledge of the Company, its history, strengths, weaknesses, goals and objectives. This level of knowledge has proven valuable to the Company.

The candidates are evaluated by the Nominating Committee by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. After completing the evaluation, the Committee makes a recommendation to the full Board of the nominees to be presented for the approval of the members or for election to fill a vacancy.

Manager Nominees for the 2006 Annual Meeting.

The Nominating Committee selected the nominees for this 2006 Annual Meeting in February 2006, with Mr. Tauer abstaining with respect to the selection of himself as a nominee.  Of the five nominees for election at this 2006 Annual Meeting , Mr. Petersburg and Tauer were elected to the Board of Managers by the Company’s members at the 2005 Annual Meeting.  Candidates Branstad, Buschette and Dahlager were recommended to the Nominating Committee by members.  The Nominating Committee followed the process indicated above to evaluate each candidate for election as a manager at this 2006 Annual Meeting of Members.  The Company has not engaged a third-party search firm to assist it in identifying potential manager candidates, but the Nominating Committee may choose to do so in the future.

Member Proposals for Nominees.

        The Nominating Committee will consider written proposals from members for nominees for manager. Any such nominations should be submitted to the Nominating Committee, c/o the Secretary of the Company, and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a manager if elected); (b) the name and record address of the member and of the beneficial owner, if any, on whose behalf the nomination will be made, and (c) the class and number of units of the Company owned by the member and beneficially owned by the beneficial owner, if any, on whose behalf the nomination will be made. As to each person the member proposes to nominate, the written notice must also state: (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person and (c) the class and number of units of the Company’s capital units beneficially owned by the person. To be considered, the written notice must be submitted in the time frames described under the caption, “Member Proposals for the 2007 Annual Meeting” below.

Communications with Managers

        The Company has not adopted a formal process for members to communicate with the Board of Managers.  The Company does not believe that a formal process is necessary given the opportunity for informal communications between members and managers by telephone or in writing if a member so desires.  If any member wishes to communicate with a manager, the member may contact Sandie Wohlman, Executive Assistant at 320.329.8182 or by email: info@goldenovaleggs.com to obtain contact information for any manager.

EXECUTIVE OFFICERS

        The table below sets forth information concerning the current executive officers of the Company.

Name	Age	Position
Dana Persson	48	President/Chief Executive Officer

Doug Leifermann	51	Vice President/Chief Financial Officer

Dana Persson.    Mr. Persson served as President and Chief Executive Officer of the Company from its formation in 1994 through the present. He has served on a committee for United Egg Producers since 2001, and has been a member of the Board of Directors for United Mills since 1994, serving as its Chairman of the Board since 2001. Prior to 1994, he served as President/CEO of Co-op Country Farmers Elevator of Renville, Minnesota, and general manager of a number of grain marketing and farm supply cooperatives in Minnesota.

Doug Leifermann.    Mr. Leifermann served as Vice President and Chief Financial Officer for the Company from October 2000 through the present. He is responsible for the design and implementation of financial controls, along with providing timely information that accurately portrays the financial status of the Company. He also provides managerial leadership for the accounting, financial, data processing and budgeting functions of the Company. From 1997 to October 2000, he was employed as the Chief Financial Officer for Phenix Biocomposites, a company incorporated to develop and commercialize new bio-composite technology for the construction, furniture, cabinet and design industries.

EXECUTIVE COMPENSATION

The following table shows the compensation paid by the Company in the years indicated to the Company’s President and Chief Executive Officer and the three other executive officers of the Company at the end of fiscal year 2005 whose total salary and bonus exceeded $100,000 in fiscal year 2005.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Comp(1)	Restricted Unit Awards	All Other Comp.(2)
Dana Persson	2005	260,125	32,500	17,257	32,500	11,520
President/Chief	2004	192,807	385,614	15,570	385,614	11,568
Executive Officer	2003	191,474	106,032	15,570	—	11,488

Terrance Heying (3)	2005	166,831	20,000	16,200	20,000	8,880
Vice President/Chief	2004	142,888	529,669	14,604	—	8,573
Operations Officer	2003	136,894	66,686	14,604	—	7,800

Doug Leifermann	2005	160,000	20,000	9,279	20,000	7,200
Vice President/Chief	2004	103,077	529,669	7,778	—	6,185
Financial Officer	2003	100,000	66,686	7,778	—	6,000

Marie Staley (4)	2005	117,835	20,000	345	20,000	6,282
Vice President of	2004	80,200	527,231	115	—	4,812
Shareholder Relations	2003	80,400	64,506	115	—	4,800

(1)      Consists of medical insurance contributions.  Also includes the a vehicle allowance for Mr. Persson of $7,770 per year and for Mr. Heying of $6,840 per year.

(2)      Consists of matching contributions by the Company on behalf of the executive officer under the Company’s 401(k) plan.

(3)      Mr. Heying retired at the Company’s Vice President and Chief Operating Officer on October 31, 2005.

(4)      Ms. Staley retired as the Company’s Vice President of Shareholder Relations on October 31, 2005.

Employment Agreements

        The Company is party to an employment, non-competition and severance agreements with its President/Chief Executive Officer, Dana Persson, and its Vice President/Chief Financial Officer, Doug Leifermann. The agreements provide for employment of the two executives for an initial period ending August 31, 2007.  Each agreement will continue to renew automatically for successive one-year periods unless notice is given by either party not less than 60 days before the end of the then current employment term.

        Under the agreements, the Company is to pay Mr. Persson an annual base salary of $260,000 and Mr. Leifermann an annual base salary of $160,000.  Mr. Persson and Mr. Leifermann are each eligible to receive an annual bonus based on the Company’s return on equity for each fiscal year, with a maximum bonus of two times the executive’s annual base salary, subject to the discretion of the Company’s Board to exceed the maximum in its discretion.  Each executive is also eligible for a discretionary individual

performance bonus, based on annual goals.   Any bonuses based on the Company’s return on equity or individual performance will be paid 50% in cash and 50% through the grant of units in the Company, based on a unit value equal to the higher of the Company’s per unit book value or market value on the date of grant.  Any units in the Company granted as part of such bonuses are subject to forfeiture by the executive in the event of termination for cause or termination of employment at the election of the executive.  However, 1/3 of the units contained in each such bonus will cease to be subject to forfeiture on each of the first three anniversaries of the date of the grant of such units as part of a bonus.  Each executive is also eligible for an “equity capital markets transaction bonus”.  Such a bonus would accrue to the executives if the Company completes one or more transactions in which equity interests in the Company or a subsidiary are offered through the equity capital markets to investors.  Mr. Persson would receive a bonus equal to 1.5% of the “Members Gain on Equity” arising from any such equity capital markets transaction and Mr. Leifermann would receive a bonus equal to 0.5% of the “Member’s Gain on Equity”.  For purposes of the contracts, “Member’s Gain on Equity” would be calculated by comparing the new equity value of the Company following any such transaction to the book value of the Company prior to any such transaction.  Similarly, if more than 20% of the fixed or operating assets of the Company are sold which would represent a proportional capital gain on members’ equity allocated to those assets on a pro rata basis, or if a change in control occurs resulting in a capital gain on members’ equity, then the Company shall pay Mr. Persson and Mr. Leifermann a “liquidation” bonus of 1.5% and 0.5% of the “Member’s Gain on Equity”.  Any such equity capital markets transaction bonus or liquidation bonus would be paid to Mr. Persson and Mr. Leifermann, respectively, in the same form or forms of payment as are received by other members of the Company in the transaction or liquidation giving rise to payment of the bonuses.  In addition, Mr. Persson and Mr. Leifermann are entitled to receive matching 401(k) plan contributions of up to 6% of each executive’s base salary, the use of a vehicle and other fringe benefits under the Company’s group benefit plans.

        The agreements may be terminated prior to the end of the initial term or any renewal term due to death or disability, a change in control of the business, mutual agreement of the parties or otherwise upon the election of either party. If Mr. Persson’s employment is terminated for any reason other than death of permanent disability, Mr. Persson is entitled to receive payments in an amount equal to his base salary at normal salary payment intervals for a period of 24 months following termination (or for so long as the non-competition provision described below remains in effect) and group benefits for the applicable period. Mr. Leifermann’s agreement contains similar provisions, except that the severance benefits provided to Mr. Leifermann shall extend for a period of 12 months, rather than 24 months.

        The agreements provide that, for a period of 24 months after termination of Mr. Persson’s employment and 12 months after termination of Mr. Leifermann’s employment, Mr. Persson and Mr. Leifermann, respectively, may not participate through management or control or be employed by any business or enterprise which is engaged in any business activity similar to that of the Company that competes with the Company for the Company’s egg product markets or sources of egg supplies.

The Company has entered into a severance agreement with Mr. Heying and Ms. Staley, who each retired on October 31, 2005, that is substantially similar to Mr. Leifermann’s as described above.  Therefore, as long as these former executives comply with the non-competition provisions of such agreement, each will receive their respective base salary and group benefits for a period of 12 months.

Board of Managers Compensation

        After much study and discussion, the Board of Managers authorized a new compensation plan in April 2005 for members of the Board of Managers that is substantially greater than in the past.  The following table shows the cash meeting fees and retainers that were paid to managers after April 2005:

Cash Compensation
Monthly Retainer	$1,000 per month
Committee Meetings, Special Meetings, Meetings Over 6 Regular Board Meetings	$350 per diem
Travel Time	$50 per hour

Chair	$500 per month
Vice Chair	$200 per month
Secretary-Treasurer	$300 per month
Committee Chair	$200 per month

Managers are also be reimbursed approved out-of-pocket expenses associated with their attendance at meetings and mileage at the rate approved by the IRS.  In addition, each manager will be granted 2,000 units for each year served on the board.  Those units will be issued after each year of service.  These units carry a three year transferability restriction after issuance.  One-third of this restriction terminates each of the next three years after issuance.

In fiscal year 2005, the Company paid the following as compensation to the managers of the Company.

Name	Amount

Brad Petersburg	$16,200

Mark Chan	12,150

Tom Jacobs	4,900

Marvin Breitkreutz	15,950

Chris Edgington	19,275

Jeff Woodley	4,900

Randy Tauer	10,625

Rod Hebrink	7,425

Paul Wilson	3,875

Total	$95,300

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Basic Policy Considerations

        The Company’s compensation policies with respect to its executive officers, established by the Compensation Committee, are based on the principles that compensation should, to a significant extent, reflect the financial performance of the Company and the executive’s individual contribution to this financial performance.  To a large extent, reflecting the importance of the interactions among the various areas of the Company, the executive’s individual contribution to the group of executives, and this group of executives’ contribution to the Company’s financial performance, is a primary factor in determining compensation.  It is the policy of the committee to set executive compensation at levels that are sufficiently competitive with food processing companies of comparable size to attract, retain and motivate the highest quality individuals to contribute to the Company’s goals, objectives and overall financial success.  The compensation of each executive officer is based largely upon both individual and Company performance.

Annual Compensation — Executive Officers Other Than Chief Executive Officer

        The Compensation Committee sets compensation by subjective evaluation of the individual performance of each executive and by marketplace valuations of comparable executives, although salary determinations are not based upon any specific or constant criteria.

        Executives are eligible to receive an annual incentive bonus based on the Company’s return on equity for each fiscal year, with a maximum bonus of two times the executive’s annual base salary, subject to the discretion of the Company’s Board to waive this maximum in its discretion.  Each executive is also eligible for a discretionary individual performance bonus, based on annual goals agreed to by the Board and management.  Any bonuses based on the Company’s return on equity or individual performance will be paid 50% in cash and 50% through the grant of units in the Company, based on a unit value equal to the higher of the Company’s per unit book value or it’s market value.  These awards are not intended to be in addition to market level compensation but instead are designed to cause a significant part of an executive’s annual compensation to be dependent on the Compensation Committee’s assessment of the executive’s performance and the executive’s contributions to the Company’s financial performance and strategic objectives. All of the Company’s Executives other than the Chief Executive Officer received a discretionary individual bonus of $40,000 for fiscal year 2005.  Of the bonus amount, a total of $20,000 will be paid in cash and the remaining portion of this bonus amount will be paid through the grant of restricted units in the Company.  These units will be issued based on a unit value equal to the higher of the Company’s per unit book value or market value.

Fiscal Year 2005 Compensation for Chief Executive Officer

        In fiscal year 2005, the Company’s Chief Executive Officer, Mr. Dana Persson, was paid a base salary of  $260,125.  In addition, Mr. Persson received a bonus with a total value of $65,000.  Of the bonus amount, a total of $32,500 will be paid to Mr. Persson in cash.  The remaining portion of this bonus amount will be paid to Mr. Persson through the grant of restricted units in the Company.  These units will be issued to Mr. Persson based on a unit value equal to the higher of the Company’s per unit book value or market value.  Mr. Persson’s cash compensation and bonus were determined based on the criteria described above and generally applicable to executive officers.

SUBMITTED BY THE COMPENSATION COMMITTEE

Marv Breitkreutz	Rod Hebrink	Brad Petersburg

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board of Managers is currently comprised of Messrs. Chan, Wilson and Tauer.  In accordance with its Charter, the Audit Committee reviewed and discussed the audited financial statements with management and Moore Stephens Frost, the Company’s independent accountants.  The discussions with Moore Stephens Frost also included the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

Moore Stephens Frost provided to the Audit Committee the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). This information was discussed with Moore Stephens Frost.

        Based on the discussions with management and Moore Stephens Frost, the Audit Committee’s review of the representations of management and the report of Moore Stephens Frost, the Audit Committee recommended to the Company’s Board of Managers, and the Board of Managers approved, that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended August 31, 2005 for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE

OF THE COMPANY’S BOARD OF MANAGERS

Mark Chan
Paul Wilson
Randy Tauer

PERFORMANCE GRAPH

        The Securities and Exchange Commission requires that the Company include in this Proxy Statement a line graph presenting comparing cumulative, five-year unit holder returns on an indexed basis with a broad market index and either a nationally-recognized industry standard or an index of peer companies selected by the Company.  However, there is no established public trading market for the Company’s Limited liability company units. Therefore, the Company is unable to estimate the value of the Company’s Limited liability company units or present a line graph or any other information comparing the value of the Company’s limited liability company units with any other index.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Coop Country Farmers Elevator

Coop Country Farmers Elevator, a member holding a significant amount of the Company’s units, provides various services and litter removal to the Company.  Coop Country paid the Company $91,100 for the litter they removed from the Renville barns during fiscal year ended August 31, 2005.  The Company paid Coop Country $14,100 for various services for the year ended August 31, 2005.  The Company also leases office space from Coop Country, under a lease terminable by either party upon 90 days notice. Rent expense for the year ended August 31, 2005 totaled approximately $18,800.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Moore Stephens Frost, LLP served as the Company’s principal accountant for fiscal year 2005.  The Audit Committee has selected Moore Stephens Frost as the Company’s principal accountant for fiscal year 2006.  The Company expects that a representative of Moore Stephens Frost will be at the 2006 Annual Meeting to make a statement if they desire to do so and to respond to appropriate questions from members.

FEES OF INDEPENDENT PUBLIC ACCOUNTANTS

The following table represents aggregate fees billed to the Company for fiscal years ended August 31, 2005 and 2004 by Moore Stephens Frost, the Company’s principal accounting firm.

	Fiscal Year Ended
	2005	2004

Audit Fees	$68,000	$48,000
Audit-Related Fees (a)	5,000	8,000
Tax Fees (b)	32,000	37,000
All Other Fees (c)	52,000	80,000
Total Fees (d)	$157,000	$173,000

(a)           Primarily travel, telephone and administrative expenses.

(b)           Primarily tax advisory and preparation services.

(c)           Primarily fees associated with SEC filings

(d)           The Audit Committee and/or Board of Managers have approved all fees.

Auditor Fees Pre-Approval Policy

        The Audit Committee must pre-approve all audit and all permitted non-audit services (including the fees and terms thereof) to be provided by Moore Stephens Frost, the Company’s independent auditor.  The Audit Committee has delegated the pre-approval authority for any engagement or service to the Chair of the Committee if action is required between regular Committee meetings, provided a report of these services is given to the full Audit Committee at the next regular meeting. The Audit Committee may not delegate its pre-approval authority for any services rendered by the Company’s independent auditors relating to internal controls.  These pre-approval policies and procedures also prohibit delegation of the Audit Committee’s responsibilities to Company management.  Under the policies and procedures, the Audit Committee may pre-approve specifically described categories of services which are expected to be conducted over the subsequent twelve months on its own volition, or upon application by management or the independent auditor. All services described above for fiscal year 2005 were pre-approved by the Audit Committee or the Chairman of the Audit Committee before Moore Stephens Frost was engaged to render the services.

OTHER INFORMATION

Member Proposals For The 2007 Annual Meeting

        The Company has historically held its Annual Meetings of Members in mid-March, with a meeting notice mailing in February. The Company expects to mail proxy statements for the Company’s 2007 Annual Meeting of Members on or about February 15, 2007.  Any proposal that a member would like to be considered for inclusion in our proxy material for that Annual Meeting of Members must be received by the Company’s Secretary no later than the close of business on October 17, 2006.  Any such proposal must be reasonably related to the Company’s business and must be legally appropriate for submission to the Company’s members.

        A member who wishes to make a proposal for consideration at the next Annual Meeting, but does not seek to include the proposal in the Company’s proxy material, must notify the Company’s Secretary no later than December 1, 2006. If the matter relates to the election of managers, the notice must set forth certain information with respect to the member who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail above under “Corporate Governance — Manager Nominations.”

Available Information

        The Securities and Exchange Commission maintains an Internet site that contains reports, proxy, and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is www.sec.gov.

        A copy of the Company’s Annual Report on Form 10-K will also be furnished to members by the Company without charge by calling the Company at (320) 329-8182 or upon a written request addressed to:

Investor Relations
Golden Oval Eggs, LLC
1800 Park Avenue East
P.O. Box 615
Renville, MN 56284

Other Matters

        As of the date of this Proxy Statement, management knows of no other matters that may come before the 2006 Annual Meeting.

[Unitholder Name and Number of

Units Owned to be Inserted]

MAIL BALLOT

GOLDEN OVAL EGGS, LLC

This mail ballot is each member’s opportunity to vote by mail for the election of two managers to serve as the members of the Company’s Board of Managers at the Company’s Annual Meeting to be held on Tuesday, March 29, 2006 (and any adjournments or postponements of the meeting). The Annual Meeting will be held at 1:00 p.m. central time at Jackpot Junction Hotel in Morton, Minnesota. Information regarding the various nominees for election to the Board of Managers and other information concerning the Annual Meeting and the election of managers can be found in the Proxy Statement for the Annual Meeting of Members first sent to members of the Company on or about March 6, 2006. As indicated in that Proxy Statement, two nominees will be elected to the Board of Managers for terms expiring at the Annual Meeting of Members to be held in 2009 or until such manager’s successor is elected and shall qualify. The two nominees receiving the highest vote totals will be elected. Members are entitled to cast as to each nominee one vote for each limited liability company unit held as of the close of business on February 28, 2006. Please see the Proxy Statement for additional information regarding the procedures for the election of members of the Board of Managers.

I hereby vote for the election of the following individuals to serve as members of the Company’s Board of Mangers:

Please vote for TWO (2) nominees.

Mike Branstad	Patricia Buschette

Howard Dahlager	Brad Petersburg

Randy Tauer

To vote, please complete, sign and date this mail ballot and return it in the postage-paid envelope provided with this mail ballot. If you vote by mail, your ballot will not be counted unless it is received by March 28, 2006 (or prior to any applicable adjournment or postponement of the meeting). Although you are encouraged to vote by mail, you may vote in person by attending the Annual Meeting  (and any adjournments or postponements of the meeting) as described in the Proxy Statement.

Date:	, 2006

Unitholder Signature (If units are held by an individual, that individual must sign; if the units are held by an entity, an authorized representative of that entity must sign on behalf of the entity.)